AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 2007

Registration No. 333-126930

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1 TO
FORM S-2
ON FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPHERIX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

52-0849320

(I.R.S. employer identification number)

12051 Indian Creek Court, Beltsville, Maryland 20705

(301) 419-3900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard C. Levin
President, Chief Executive Officer and Chief Financial Officer
Spherix Incorporated
12051 Indian Creek Court
Beltsville, Maryland 20705
(301) 419-3900
(301) 210-4908 (Fax)
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

COPIES TO:

James E. Baker, Jr.
Baxter, Baker, Sidle, Conn & Jones, P.A.
120 E. Baltimore Street
Baltimore, Maryland 21202
(410) 385-8122
(410) 230-3801 (Fax)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  Neither the selling stockholders nor we may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 10, 2007

PROSPECTUS

SPHERIX INCORPORATED

2,378,726 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 2,378,726 shares of common stock of Spherix Incorporated (“Spherix”) by certain persons who are stockholders of Spherix, including Cornell Capital Partners, L.P. (“Cornell Capital Partners”). Please refer to “Selling Stockholders” beginning on page 10.  Spherix is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Spherix will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement (the “Equity Distribution Agreement”), which was entered into on July 22, 2005 between Spherix and Cornell Capital Partners. All costs associated with this registration will be borne by Spherix.

Spherix may sell shares of its common stock to Cornell Capital Partners under the Equity Distribution Agreement at a purchase price equal to ninety-five percent (95%) of the lowest volume weighted average price of our common stock during the five (5) trading days immediately following the date we notify Cornell Capital partners of our intent to sell shares of our common stock.  The lowest volume weighted average price of our common stock for the five (5) trading days ended January 4, 2007 was $2.01.  Spherix has further agreed to allow Cornell Capital Partners to retain a fee of five percent (5%) of the proceeds raised under the Equity Distribution Agreement.  As a result, Cornell Capital Partners will pay Spherix a purchase price of approximately ninety percent (90%) of the then current market price of our common stock.

Cornell Capital Partners is an underwriter with respect to the sale of the shares of the common stock.  The ten percent (10%) discount on the market price of our common stock is an underwriting discount.

Our common stock is quoted on the NASDAQ Global Market under the symbol “SPEX “.  On January 4, 2007, the last reported sale price of our common stock was $2.10 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any securities regulators have approved or disapproved of these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is ____________, 2007

EXPLANATORY NOTE

On July 27, 2005, Spherix Incorporated filed a registration statement on Form S-2 (No. 333-126930) to register shares of our common stock held by certain stockholders.  The registration statement was declared effective on October 12, 2005.

This post-effective amendment to Form S-2 on Form S-1 serves as a post-effective amendment to the initial registration statement on Form S-2.  The purpose of this post-effective amendment is to update the financial statements and certain other information in the registration statement.

PROSPECTUS SUMMARY

         THE FOLLOWING IS ONLY A SUMMARY OF THE INFORMATION INCLUDED IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING “RISK FACTORS,” BEFORE MAKING ANY INVESTMENT IN SPHERIX.

OVERVIEW

         Spherix Incorporated is a Delaware corporation.  Unless the context otherwise requires, throughout this prospectus the words “Spherix,” “we,” “us” and “our” refer to Spherix Incorporated.

We engage in two (2) separate lines of business, information services and biotechnology.

        In InfoSpherix, our information services subsidiary, we provide contact center information and reservation services primarily to government enterprises via telephone call centers.  We provide call center, Internet and point of sale reservation services to national, state and local parks and campgrounds. We are currently providing these services to the federal government, several states and counties.

        In our biotechnology division, we have developed products for commercial sale in the fields of healthcare, cosmetics and the environment, and are continuing to develop additional products. Our principal product is tagatose, a full-bulk, low-calorie sweetener. We have licensed the rights to manufacture tagatose as well as the rights to sell tagatose for food and beverage uses to a foreign entity in exchange for royalties based on sales. We are developing tagatose for various non-food uses, including as a sweetener in drugs and as a drug, under the brand name Naturlose®.

ABOUT US

         Our principal executive offices are located at 12051 Indian Creek Court, Beltsville, Maryland 20705.  Our telephone number is (301) 419-3900, and our consumer website is located at www.spherix.com.  The information contained on our web site, or on other web sites linked to our web site, is not part of this prospectus.

THE OFFERING

COMMON STOCK OFFERED

Up to 2,378,726 shares by selling stockholders. Cornell Capital Partners intends to sell up to 2,373,726 shares of common stock, 2,278,726 of which may be sold by us to Cornell Capital Partners under the Equity Distribution Agreement and 95,000 shares which were issued to Cornell Capital Partners as a one-time commitment fee under the Equity Distribution Agreement. In addition, Newbridge Securities Corporation (“Newbridge”) intends to sell up to 5,000 shares of our common stock.

SALES TO DATE	Through January 4, 2007, we have sold a total of 1,129,529 shares to Cornell Capital Partners under the Equity Distribution Agreement for an aggregate purchase price of $2.4 million (before payment of fees of $127,000 to Cornell Capital Partners).
PRICE

Market price for shares sold by selling stockholders; we will sell shares under the Equity Distribution Agreement to Cornell Capital Partners at a purchase price of approximately ninety percent (90%) of the then current market price.

USE OF PROCEEDS

We will not receive any proceeds of the shares offered by the selling stockholders. Any proceeds we receive from the sale of common stock under the Equity Distribution Agreement may be used for general working capital purposes, including for research and development, and for repayment of loans incurred by us. See “Use of Proceeds.”

RISK FACTORS	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”
SYMBOL	SPEX
EQUITY DISTRIBUTION AGREEMENT
PURCHASE PRICE

On July 22, 2005, we entered into the Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, Spherix may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $4,000,000. The purchase price for our shares is equal to ninety-five percent (95%) of the lowest volume weighted average price of the common stock during the five trading days following the date we notify Cornell Capital Partners that we will sell shares of our common stock. The volume weighted average price will be determined daily by weighting the price of each sale of our common stock by the aggregate number of shares sold at that price (i.e., the number of shares sold in each trade will be multiplied by the trade price and the sum of these amounts will be divided by the aggregate number of shares traded during the day). Cornell Capital Partners will also be paid a fee equal to five percent (5%) of each advance, which will be retained by Cornell Capital Partners from each advance. As a result, Cornell Capital Partners will purchase shares of our common stock at a discount of approximately ten percent (10%) to our then current market price, which ten percent (10%) discount will be an underwriting discount.

STOCK SALES PROCEDURES

The amount of each cash advance under the Equity Distribution Agreement is subject to a maximum advance amount of $350,000, with no cash advance occurring within five (5) trading days of a prior advance. After providing notice of its intent to sell shares of common stock, Spherix and Cornell Capital Partners will escrow the stock and purchase price with the law firm representing Spherix acting as escrow agent. Upon receipt of joint written instructions from Cornell Capital Partners and us, the escrow agent will release the stock to Cornell Capital Partners and the purchase price to Spherix, after remitting the five percent (5%) retainage to Cornell Capital Partners.

The Equity Distribution Agreement provides that upon Spherix providing notice to Cornell Capital Partners that it intends to sell shares of its common stock, Spherix is irrevocably bound to sell shares to Cornell Capital Partners and Cornell Capital Partners is irrevocably bound to purchase such shares. The Equity Distribution Agreement further provides that Cornell Capital Partners may sell the shares it will receive from Spherix prior to the date it receives such shares. These sales may cause the price of our common stock to decline, thereby decreasing the purchase price payable by Cornell Capital Partners. Since the purchase price will not be established until after the fifth trading day after Spherix provides its notice, Cornell Capital Partners will not know the precise number of shares it will purchase but it will be able to make an informed estimate based upon recent market prices. Cornell Capital Partners has otherwise agreed that neither it nor its affiliates will engage in any short sales (i.e., sales of stock when the seller does not yet own the shares sold) or other hedging transactions with respect to our common stock.

LIMITATIONS ON SALES

The Equity Distribution Agreement provides that we may not sell shares or our common stock to Cornell Capital Partners if such sale would cause the aggregate number of shares of our common stock owned by Cornell Capital Partners to exceed nine and nine-tenths percent (9.9%) of the then outstanding number of shares of our common stock. As of January 4, 2007, we had 13,812,204 shares outstanding so Cornell Capital Partners could not own in excess of shares. We will be unable to sell additional shares of our common stock if Cornell Capital Partners is unable to reduce its holdings so as to remain below the 9.9% threshold.

The Equity Distribution Agreement provides that we may not issue more than 19.99% of our issued and outstanding shares as of the date of the Equity Distribution Agreement without stockholder approval, consistent with NASDAQ requirements. Accordingly, the maximum number of shares of our common stock which may be issued under the Equity Distribution Agreement (including those issued to

Cornell Capital Partners and Newbridge as fees) is 2,378,726.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Distribution Agreement. The purchase price of the shares will fluctuate based on changes in the market price. There is an inverse relationship between the market price of our common stock and the number of shares to be issued under the Equity Distribution Agreement. As our stock price declines, we will be required to issue a greater number of shares under the Equity Distribution Agreement. However, NASDAQ regulations preclude us from issuing more than 19.99% of our currently outstanding shares in this transaction. Thus, we cannot sell more than 2,278,726 shares to Cornell Capital Partners under the Equity Distribution Agreement. We have registered the maximum number of shares we may sell under the Equity Distribution Agreement (2,278,726) plus the 100,000 shares we issued as fees, given the 19.99% limitation.

To date, we have sold 1,129,529 shares of common stock to Cornell Capital Partners under the Equity Distribution Agreement.
MAXIMUM NET PROCEEDS

The following table illustrates the maximum net proceeds (after the 5% retainage payable to Cornell Capital Partners) we could raise from this date forward under the Equity Distribution Agreement based on a range of purchase prices. If the price of our stock decreases, we may be unable to access the full $4,000,000 (less 5% retainage).

Lowest Volume Weighted Average Price	$2.50	$1.53	$1.40
Purchase Price	$2.38	$1.45	$1.33
No. of Shares	673,684	1,100,791	1,149,197
Net Cash to Spherix	$1,520,000	$1,520,000	$1,452,010

COSTS

Cornell Capital Partners has received 95,000 shares of our common stock issued as a one-time commitment fee under the Equity Distribution Agreement with a value of approximately $190,000 based on the market price of the stock at the time of issuance. On July 22, 2005, Spherix entered into a Placement Agent Agreement with Newbridge, a registered broker-dealer. Pursuant to the Placement Agent Agreement, Spherix paid Newbridge a one-time placement agent fee of 5,000 shares of common stock with a value of approximately $10,000 based on the market price of the stock at the time of issuance. We paid Cornell Capital Partners a due diligence fee of $5,000. We also paid Yorkville Advisors Management, LLC (“Yorkville”), the investment manager for Cornell Capital Partners, a structuring fee of $15,000 and have agreed to pay Yorkville an additional structuring fee of $500 for each sale of our common stock under the Equity Distribution Agreement. The structuring fees are to offset administrative costs in each stock purchase transaction.

RECENT DEVELOPMENTS

In October 2006, we entered into separate settlement agreements with ReserveAmerica and the United States Government.  The agreements provide for aggregate payments to us of $6 million in exchange for our agreement to cease contesting the Government’s award of the National Recreation Reservation Service contract to ReserveAmerica.

We are moving forward with a Phase 3 clinical trial of Naturlose as a treatment for type 2 diabetes.  It is expected that the trial will commence in Australia and in the United States by mid-2007.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus and in our other filings with the SEC, before buying shares of our common stock. Any of the risk factors we describe below could severely harm our business, financial condition and operating results. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You may lose all or part of the money you paid to buy our common stock.

RISKS RELATED TO OUR BUSINESS

        WE CONTINUE TO BE DEPENDENT ON OUR INFORMATION SERVICES DIVISION FOR NEARLY ALL OF OUR REVENUE. We are almost entirely dependent on the information services division for our revenue. In both 2005 and 2004, our information services division accounted for nearly 100% of our revenue. Despite licensing tagatose in 1996 for food and beverage use, our principal biotechnology product, we have yet to receive any substantial royalties from the sales of tagatose by our licensee.   Thus, we have incurred substantial and continuing losses in our biotechnology division which have adversely affected our overall financial results and our stock price.  If we continue to be unsuccessful in commercializing our biotechnology products, our financial results will continue to be adversely affected to the detriment of our stock price.

         OUR LARGEST INFORMATION SERVICES CONTRACT HAS BEEN AWARDED TO A COMPETITOR.    In both 2005 and 2004, our National Park Service contract accounted for approximately 17% of our aggregate revenue.  This contract has been bundled with a National Forest Services contract and awarded to a competitor.  We have recently agreed to cease contesting this contract award in exchange for aggregate payments of $6 million.  As our National Park Service work will soon end, we will now need to replace this work with other work or scale back our operations to avoid an undue adverse impact on our financial results.

        OUR INFORMATION SERVICES BUSINESS COULD BE ADVERSELY AFFECTED BY SIGNIFICANT CHANGES IN THE CONTRACTING OR FISCAL POLICIES OF THE U.S. FEDERAL GOVERNMENT.    We derive substantial revenues from contracts with the U.S. federal government and we believe that the success and development of our business will continue to depend on our successful participation in U.S. federal government contract programs. Accordingly, changes in U.S. federal government contracting policies could directly affect our financial performance. Among the factors that could have a material adverse affect on our U.S. federal government contracting business are:

•                  budgetary constraints affecting U.S. federal government spending generally, or specific departments or agencies in particular, and changes in fiscal policies or available funding;

•                  technological developments;

•                  U.S. federal governmental shutdowns and other potential delays in the government appropriations process;

•                  delays in the payment of our invoices by government payment officers due to problems with, or upgrades to, government information systems, or for other reasons;

•                  competition and consolidation in the information services industry; and

•                  general economic conditions.

        OUR INFORMATION SERVICES BUSINESS IS RELIANT ON TECHNOLOGY.    We have devoted significant resources to developing and acquiring specialized hardware and software in our information services business. In order to remain competitive, we must continue to select, invest in, acquire and develop new and enhanced technology on a timely basis.  We may not be successful in these efforts or in anticipating developments in technology. In addition, competitors could develop similar applications. Third parties could independently develop similar technology, obtain unauthorized access to our proprietary technology or misappropriate technology to which we have granted access.  Failure to remain current with technology or misappropriation of our technology could adversely affect our ability to compete for information services business and could lead to reduced business and reduced financial results.

        ROYALTIES FROM TAGATOSE SALES ARE UNCERTAIN.    We have developed tagatose, a full bulk, low calorie sweetener. In September 1996, we granted an exclusive, world-wide license to a foreign entity for the manufacture and sale of tagatose for use in foods and beverages. To date, tagatose has been commercially introduced into only a limited number of products. We have not yet received any substantial royalties. We initiated an arbitration proceeding against our licensee due to the delay in bringing tagatose to market. We subsequently dismissed the arbitration in exchange for various agreements including an extension of the period we are entitled to receive royalties. Our prospects for receiving royalties from tagatose food and beverage sales are uncertain due to numerous factors, most of which are out of our control, including:

•                  our licensee has exclusive control over the commercialization of tagatose for food and beverage uses;

•                  the delay in bringing tagatose to market results in a shortening of the time we are entitled to royalties;

•                  significant royalties are possible only if our licensee constructs a larger tagatose manufacturing facility and our licensee has ceased production of tagatose at its current facility; and

•                  we are entitled to royalties only after reimbursing our licensee the ongoing costs of maintaining patent protection on tagatose throughout the world.

Continuing failure to obtain significant royalties could adversely affect our financial results and stock price.

        WE HAVE NOT YET SUCCESSFULLY COMMERCIALIZED NATURLOSE.    We are in the process of attempting to develop other uses of tagatose, under the brand name Naturlose, in non-food products such as toothpaste, mouthwash, and over the counter and pharmaceutical drugs. To date, we have yet to secure any substantial revenue from Naturlose™ sales.   One of the hurdles we will have to overcome is that our foreign licensee for tagatose (which has the exclusive right to manufacture tagatose) does not currently have sufficient capacity to manufacture enough tagatose to supply both food and nonfood markets if such markets mature and grow.  Failure to successfully commercialize Naturlose™ may adversely affect our financial results and stock price.

        OTHER BIOTECH PRODUCTS ARE STILL IN THE DEVELOPMENT STAGE.    We are developing other biotech products. None of these has been developed to a stage where any significant revenue has been generated. Development of products will require significant additional research and development. Such additional effort will require substantial funding which may not be available to us. Further, our research and development activities may not result in any saleable products.  It is also possible that we will license or seek an affiliation with a third party to bring some products to market. In such an event, we would likely have minimal control over the manufacture and marketing of such products.

        OUR ABILITY TO MARKET ANY BIOTECH PRODUCTS WE DEVELOP WILL DEPEND ON OBTAINING FDA AND FOREIGN REGULATORY APPROVALS.    Development of new products is subject to extensive regulation by governmental regulatory authorities in the United States and other countries. These rigorous regulatory approval processes can take five to ten years or more and require the expenditure of substantial resources. We may not be able to obtain the necessary approvals for clinical testing or for the marketing of products.  Continuing failure to commercialize biotechnology products may adversely affect our financial results and stock price.

        OUR SUCCESS WILL DEPEND, IN PART, ON OUR ABILITY TO OBTAIN AND MAINTAIN PATENT PROTECTION FOR OUR PRODUCTS.    We have several patents for tagatose and other products under development. We may not be able to obtain additional patents.  Further, current or future patents may not be held valid if subsequently challenged.  Failure to obtain and maintain patent protection for our biotechnology products may further delay or eliminate our ability to commercialize such products, which may adversely affect our financial results and stock price.

        WE HAVE SUSTAINED LOSSES IN THE PAST AND WE MAY SUSTAIN LOSSES IN THE FUTURE.    We have incurred losses in prior years, including the last three (3) years.  Our net losses for the years ended December 31, 2005, 2004 and 2003 were $2.8 million, $2.8 million and $2.3 million, respectively.  Our net accumulated loss from the date of our organization through December 31, 2005 was $15,239,345.  We may not return to profitable operations.

        WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING THAT WE WILL NEED.    During 2005, our working capital decreased by $1.1 million, largely as a result of the losses incurred and continued investment in our business.  In recent years, we have funded our operations through private placements of our common stock and through the exercise of warrants issued in connection with such private placement transactions.  We believe that we may need to raise more money to continue to finance our product development operations.  We may also need to raise additional money to fund operations if the sale of tagatose as a food and beverage product continues to be delayed or is not successful.  We estimate that we may need to raise up to $1.5 million over the next twelve (12) months.  We may not be able to obtain additional financing on acceptable terms, or at all.  Failure to obtain required financing may cause us to curtail or cease our operations.

        WE MAY NOT BE ABLE TO RETAIN OUR KEY EXECUTIVES AND PERSONNEL.    As a small company, our success depends on the services of key employees in executive and other positions.  None of our key employees have employment agreements.  Further, our Chief Science Officer, who is principally responsible for commercializing our biotechnology products, is 82 years of age.  The loss of the services of one or more such employees could have a material adverse effect on us.

        WE FACE INTENSE COMPETITION AND RAPID TECHNOLOGICAL ADVANCES BY COMPETITORS IN BOTH DIVISIONS.    Our competitors in the information services business are numerous. Many of our competitors have significantly greater financial, marketing and distribution resources than we do.  Our principal information services competitor, ReserveAmerica, is a division of Ticketmaster which is a subsidiary of IAC/InterActive Corp., a significantly larger public company than Spherix.  We believe the bundled National Park Service/National Recreation Reservation System contract was awarded to ReserveAmerica in large part due to the substantial resources available to it through such ownership.  Our competitors may succeed in developing or marketing technologies and biotechnology products that are more effective than ours. Alternative sweetener(s) may adversely affect sales of tagatose.  In the past year or two, the alternate sweetener Splenda has made substantial inroads into markets that we expected tagatose to capture.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

        THE PRICE OF SPHERIX COMMON STOCK HAS BEEN HIGHLY VOLATILE DUE TO SEVERAL FACTORS, WHICH WILL CONTINUE TO EFFECT THE PRICE OF OUR STOCK.    Our common stock has traded as low as $1.18 and as high as $5.85 between January 3, 2005 and January 4, 2007. Some of the factors leading to this volatility include:

•                  relatively small amounts of our stock trading on any given day;

•                  fluctuations in our operating results;

•                  announcements of technological innovations or new products which we or our competitors make;

•                  developments with respect to patents or proprietary rights; and

•                  the status of our licensee’s efforts to market tagatose.

CORNELL CAPITAL PARTNERS WILL PAY LESS THAN THE MARKET PRICE AND WILL HAVE AN INCENTIVE TO SELL ITS SHARES, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE. Cornell Capital Partners will purchase shares of our common stock pursuant to the Equity Distribution Agreement at a purchase price that is less than the then-prevailing market price of our common stock. Cornell Capital Partners will have an incentive to immediately sell any shares of our common stock that it purchases pursuant to the Equity Distribution Agreement to realize a gain on the difference between the purchase price and the then-prevailing market price of our common stock. To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

Cornell Capital Partners is deemed to beneficially own the shares of common stock corresponding to a particular advance on the date that we deliver an advance notice to Cornell Capital Partners, which is prior to the date the stock is delivered to Cornell Capital Partners.  Cornell Capital Partners may sell such shares any time after we deliver an advance notice.  Accordingly, Cornell Capital Partners may sell such shares during the pricing period.  Such sales may cause our stock price to decline.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.  The selling stockholders intend to sell in the public market up to 2,378,726 shares of common stock being registered in this offering.  Such sales may cause our stock price to decline. Our officers and directors and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and Rule 144 regulations.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHERS IN THIS OFFERING.  The price in this offering will fluctuate based on the prevailing market price of the common stock.  Accordingly, the price the public pays for shares in this offering may be higher or lower than the prices paid by others participating in this offering.

WE WILL NOT BE ABLE TO OBTAIN A CASH ADVANCE UNDER THE EQUITY DISTRIBUTION AGREEMENT IF CORNELL CAPITAL PARTNERS HOLDS MORE THAN 9.9% OF OUR COMMON STOCK.  In the event Cornell Capital Partners holds more than 9.9% of our then-outstanding common stock, we will be unable to obtain a cash advance under the Equity Distribution Agreement.  In this event, if we are unable to obtain additional external funding or generate revenue from the sale of our products or assets, we could be forced to curtail or cease our operations.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY DISTRIBUTION AGREEMENT WHEN NEEDED DUE TO THE MARKET PRICE OF OUR STOCK.  NASDAQ regulations limit the number of shares we may sell to Cornell Capital Partners without stockholder approval to 2,278,726 shares.  At the current market price, we will be able to obtain the maximum $4,000,000 (less 5% retainage) under the Equity Distribution Agreement.  However, if the lowest volume weighted average price of our stock drops below $1.47, we may not be able to access the maximum amount.

NEW SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY DISTRIBUTION AGREEMENT.  The sale of shares pursuant to the Equity Distribution Agreement will have a dilutive impact on our stockholders.  For example, at an assumed purchase price of $1.45 per share, the new stockholders would experience an immediate dilution in the net tangible book value of $0.68 per share.  Dilution per share at prices of $2.38, $1.45 and $1.33 per share would be $1.58, $0.68 and $0.57 respectively.  As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline.  In addition, the lower our stock price, the more shares of common stock we will have to issue under the Equity Distribution Agreement.  If our stock price is lower, then our existing stockholders would experience greater dilution.

        THE PRICE OF SPHERIX SHARES MAY BE ADVERSELY AFFECTED BY THE PUBLIC SALE OF A SIGNIFICANT NUMBER OF THE SHARES ELIGIBLE FOR FUTURE SALE.    All outstanding shares of our common stock (13,812,204 shares as of January 4, 2007) are freely transferable or transferable under Rule 144.  A significant number of additional shares may be issued upon exercise of options (533,200 shares as of  January 4, 2007).  Sales of large amounts of common stock in the public market could materially adversely affect the market price. Such sales also may inhibit our ability to obtain future equity related financing on acceptable terms.

        OUR COMMON STOCK WILL BE DELISTED FROM NASDAQ GLOBAL MARKET SYSTEM IF WE FAIL TO COMPLY WITH CONTINUED LISTING STANDARDS.   We were previously advised that we were in danger of our common stock being delisted from the NASDAQ Global Market due to our stockholders’ equity falling below the $10 million minimum requirement.  NASDAQ will continue to monitor our compliance with the $10 million stockholders’ equity and other continued listing requirements.   If we fail to meet the listing standards, we intend to apply to list our common stock on the NASDAQ Capital Market.  If Spherix’s common stock is delisted from the NASDAQ Global Market and not admitted to the NASDAQ Capital Market, the shares would be deemed to be “penny stock”.  Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks.  Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.  These requirements may reduce the potential market for our common stock by reducing the number of potential investors.  This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them.  This could cause our stock price to decline.

        DIVIDENDS ON OUR COMMON STOCK ARE NOT LIKELY.    We intend to retain future earnings, if any, in order to provide funds for use in the operation and expansion of our business and for further research and development.  Accordingly, we do not anticipate paying cash dividends on our common stock in the foreseeable future.  Investors must look solely to appreciation in the market price of the shares of our common stock to obtain a return on their investment.

        BECAUSE OF THE RIGHTS AGREEMENT AND “ANTI-TAKEOVER” PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS, A THIRD PARTY MAY BE DISCOURAGED FROM MAKING A TAKEOVER OFFER WHICH COULD BE BENEFICIAL TO OUR STOCKHOLDERS.    In 2001, we adopted a shareholder rights plan. The effect of this rights plan and of certain provisions of our Certificate of Incorporation, By-Laws, and the anti-takeover provisions of the Delaware General Corporation Law, could delay or prevent a third party from acquiring us or replacing members of our board of directors, even if the acquisition or the replacements would be beneficial to our stockholders. These factors could also reduce the price that certain investors might be willing to pay for shares of the common stock and result in the market price being lower than it would be without these provisions.

          INSIDERS OWN A SIGNIFICANT PORTION OF OUR COMMON STOCK, WHICH COULD LIMIT OUR STOCKHOLDERS’ ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS.    As of December 31, 2005, our officers and directors and their affiliates beneficially owned approximately 20% of the outstanding shares of our common stock. As a result, our officers and directors are able to exert considerable influence over the outcome of any matters submitted to a vote of the holders of our common stock, including the election of our Board of Directors. The voting power of these stockholders could prevent or frustrate attempts to effect a transaction that is in the best interests of the other stockholders and could also discourage others from seeking to purchase our common stock, which might depress the price of our common stock.

        WE EXPERIENCE QUARTERLY VARIATIONS IN OUR OPERATING RESULTS.    We have experienced and expect to continue to experience quarterly variations in revenues and operating income as a result of many factors, including the seasonality of our information services business, timing of customers’ budget processes and slowdowns or accelerations of work by customers. General work economic conditions may result in customer deferral of projects or cancellation in planned expenditures.  These factors may adversely affect our financial results and our stock price.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we incorporate by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including in particular statements about our plans, objectives, expectations and prospects. You can identify these statements by forward-looking words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek” and similar expressions. Although we believe that the plans, objectives, expectations and prospects reflected in or suggested by our forward-looking statements are reasonable, those statements involve uncertainties and risks, and we can give no assurance that our plans, objectives, expectations and prospects will be achieved. Important factors that could cause our actual results to differ materially from the results anticipated by the forward-looking statements are contained herein under “Risk Factors” and elsewhere in this prospectus. Any or all of these factors could cause our actual results and financial or legal status for future periods to differ materially from those expressed or referred to in any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. Forward-looking statements speak only as of the date on which they are made.

SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders and has been prepared assuming all of the shares issued to the selling stockholders are sold by the selling stockholders.  A description of each selling stockholder’s relationship to Spherix and how each selling stockholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares To Be Acquired Under the Equity Distribution Agreement	Percentage of Outstanding Shares To Be Acquired Under the Equity Distribution Agreement(1)	Shares To Be Sold In the Offering		Percentage of Shares Beneficially Owned After Offering (1)

Cornell CapitalPartners, L.P.	0	(2)	*	2,278,726	16.5%	2,373,726	(3)	0%

Newbridge SecuritiesCorporation	0	(2)	*	—	0%	5,000	(4)	*

TOTAL	0		*	2,278,726	16.5%	2,378,726		0%

*      Equals less than 1%.

(1)          Applicable percentage of ownership is based on 13,812,204 shares of common stock outstanding as of January   4, 2007.

(2)          The shares of our stock beneficially owned were previously sold under this prospectus.

(3)          Includes the 2,278,726 shares to be acquired by Cornell Capital Partners under the Equity Distribution Agreement and 95,000 shares of common stock received as a one-time commitment fee under the Equity Distribution Agreement.  As of December 11, 2006, Cornell Capital Partners had sold under this prospectus:  (i) 95,000 shares issued as a one-time commitment fee and (ii) 1,129,529 shares acquired from us under the Equity Distribution Agreement.  Cornell Capital Partners does not own or benefit, directly or indirectly, from any convertible debt or equity securities of Spherix, including warrants, options, or similar rights to acquire any shares of our common stock.

(4)          Newbridge Securities Corporation has sold the 5,000 shares issued to it.

         The following information contains a description of each selling stockholder’s relationship to Spherix; how each selling stockholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship with Spherix, except as follows:

         CORNELL CAPITAL PARTNERS. Cornell Capital Partners is the investor under the Equity Distribution Agreement. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Spherix. Those transactions are explained below under “Standby Equity Distribution Agreement.”

         NEWBRIDGE. On July 22, 2005, we entered into a Placement Agent Agreement with Newbridge, a registered broker-dealer. Pursuant to the Placement Agent Agreement, we paid Newbridge Securities Corporation a one-time placement agent fee of 5,000 shares of common stock on July 22, 2005, equal to approximately $10,000 based on our stock price.  Newbridge is a registered full service securities broker-dealer and investment banking provider.  Newbridge acted as our exclusive placement agent in which capacity they reviewed the terms of the Equity Distribution Agreement to ensure that it conforms to industry standards.  Guy Amico, the President of Newbridge, makes the investment decisions on behalf of Newbridge.  Newbridge is independent of—and has no existing contractual or other arrangement with—Cornell Capital Partners.

Cornell Capital Partners is an “underwriter” with respect to the sale of common stock under the Equity Distribution Agreement.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Spherix so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering.  However, we will receive proceeds from the sale of up to 2,278,726 shares of common stock to Cornell Capital Partners under the Equity Distribution Agreement (through  January 4, 2007, we have sold 1,129,529 of these shares).  Cornell Capital Partners will pay us a purchase price of approximately ninety percent (90%) of the then current market price of our common stock.  The ten percent (10%) discount on the market price is an underwriting discount.  The Equity Distribution Agreement permits use of net proceeds we receive for working capital and payment of loans incurred by us.  The Equity Distribution Agreement, however, precludes use of any net proceeds for the payment (or loan to any person for the payment) of judgments or other liabilities incurred by a director, officer or employee of Spherix, except under certain limited circumstances.

Our subsidiary, InfoSpherix, has a $1.5 million line of credit with our bank which expires, subject to extension, on March 31, 2007.  As of September 30, 2006, the Company had no borrowings under the line of credit.  The line of credit provides for a floating rate of interest (8.4% as of September 30, 2006) per annum.  The line of credit is secured by our subsidiary’s assets.  We do not have any current intention to use any portion of the net proceeds for repayment of our indebtedness.

For illustrative purposes only, we have set forth our expected use of proceeds for the range of net proceeds indicated below to be received under the Equity Distribution Agreement.  The table assumes expenses of $50,000 in addition to the five percent (5%) of the gross proceeds payable to Cornell Capital Partners:

Gross Proceeds	$2,000,000	$4,000,000
Net Proceeds	$1,850,000	$3,750,000
Research and Development	$1,000,000	$2,000,000
Capital Investments	$500,000	$1,000,000
Other Working Capital	$350,000	$750,000

DILUTION

         Our net tangible book value as of September 30, 2006 was $9,991,622 or $0.72 per share of common stock.  Net tangible book value per share is determined by dividing net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.  Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Spherix, our net tangible book value will be unaffected by this offering.  Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Equity Distribution Agreement.  The amount of dilution will depend on the purchase price and number of shares to be issued under the Equity Distribution Agreement.  The following example shows the dilution to new investors at an assumed purchase price of $1.45 per share.

         If we assume that we sold the remaining 1,149,197 shares of common stock under the Equity Distribution Agreement at an assumed purchase price of $1.45 per share, less retention fees equal to five percent (5%) of the advances we will receive from Cornell Capital Partners, our net tangible book value as of September 30, 2006 would have been $11,578,462 or $0.77 per share.  Such an offering would represent an immediate increase in the net tangible book value to existing stockholders of $0.05 per share and an immediate dilution to new stockholders of $0.68 per share.  The following table illustrates the per share dilution:

Assumed purchase price per share	$1.45
Net tangible book value per share before this offering	$0.72
Increase attributable to new investors	$0.05

Net tangible book value per share after this offering	$0.77
Dilution per share to new stockholders	$0.68

The 95,000 shares of stock issued to Cornell Capital Partners and the 5,000 shares of stock issued to Newbridge have already been issued and these shareholders will therefore be subject to the same dilution as any other existing shareholder.

In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed lowest volume weighted average prices for the remaining shares to be sold under the Equity Distribution Agreement:

LOWEST VOLUME WEIGHTED AVERAGE PRICE	PURCHASE PRICES	NO. OF SHARES ISSUED	DILUTION PER SHARE TO NEW INVESTORS
$2.50	$2.38	673,684	$1.58
$1.53	$1.45	1,100,791	$0.68
$1.40	$1.33	1,149,197	$0.57

STANDBY EQUITY DISTRIBUTION AGREEMENT

We entered into the Equity Distribution Agreement with Cornell Capital Partners only after reviewing all other alternative financing methods.  Specifically, we discussed alternate financing arrangements with the institutional investor which currently holds our stock purchase warrant, as well as with another institutional investor with which we have done prior private placements.  We also discussed other private placement transactions with potential investors.  We concluded that the Equity Distribution Agreement best met our needs given that it allows us to sell shares of common stock only when we need the funds.  Further, we concluded that the cost of raising the funds

(including the ten percent (10%) underwriting discount and all other costs) was comparable to other available financing transactions.

Accordingly, on July 22, 2005, we entered into the Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, Spherix may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $4,000,000. The purchase price for our shares is equal to ninety-five percent (95%) of the lowest volume weighted average price of the common stock during the five trading days following the notice date.  The volume weighted average price will be determined daily by weighting the price of each sale of our common stock by the aggregate number of shares sold at that price (i.e., the number of shares sold in each trade will be multiplied by the trade price and the sum of these amounts will be divided by the aggregate number of shares traded during the day).  Cornell Capital Partners will also be paid a fee equal to five percent (5%) of each advance, which will be retained by Cornell Capital Partners from each advance.  As a result, Cornell Capital Partners will purchase shares of our common stock at a discount of approximately ten percent (10%) to our then current market price, which ten percent (10%) discount will be an underwriting discount.

The amount of each cash advance under the Equity Distribution Agreement is subject to a maximum advance amount of $350,000, with no cash advance occurring within five (5) trading days of a prior advance.  After providing notice of its intent to sell shares of common stock, Spherix and Cornell Capital Partners will escrow the stock and purchase price with the law firm representing Spherix acting as escrow agent.  Upon receipt of joint written direction from Cornell Capital Partners and us, the escrow agent will release the stock to Cornell Capital Partners and the purchase price to Spherix, after remitting the five percent (5%) retainage of the purchase price to Cornell Capital Partners.

The Equity Distribution Agreement provides that upon Spherix providing notice to Cornell Capital Partners that it intends to sell shares of its common stock, Spherix is irrevocably bound to sell shares to Cornell Capital Partners and Cornell Capital Partners is irrevocably bound to purchase such shares.  The Equity Distribution Agreement further provides that Cornell Capital Partners may sell the shares it will receive from Spherix prior to the date it receives such shares.  These sales may cause the price of our common stock to decline, thereby decreasing the purchase price payable by Cornell Capital Partners.  Since the purchase price will not be established until after the fifth trading day after Spherix provides its notice, Cornell Capital Partners will not know the precise number of shares it will purchase but it will be able to make an informed estimate based upon recent market prices.  Cornell Capital Partners has otherwise agreed that neither it nor its affiliates will engage in any short sales (i.e., sales of stock when the seller does not yet own the shares sold) or other hedging transactions with respect to our common stock.

The Equity Distribution Agreement provides that we may not sell shares or our common stock to Cornell Capital Partners if such sale would cause the aggregate number of shares of our common stock owned by Cornell Capital Partners to exceed nine and nine-tenths percent (9.9%) of the then outstanding number of shares of our common stock.  As of December 11, 2006, we had 13,812,204 shares outstanding, so Cornell Capital Partners could not own in excess of 1,367,408 shares.  We will be unable to sell additional shares of our common stock if Cornell Capital Partners is unable to reduce its holdings so as to remain below the 9.9% threshold.

The Equity Distribution Agreement provides that we may not issue more than 19.99% of our issued and outstanding shares as of the date of the Equity Distribution Agreement without stockholder approval, consistent with NASDAQ requirements.  Accordingly, the maximum number of shares of our common stock which may be issued under the Equity Distribution Agreement (including those issued to Cornell Capital Partners and Newbridge as fees) is 2,378,726.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Distribution Agreement.  The purchase price of the shares will fluctuate based on changes in the market price.  There is an inverse relationship between the market price of our common stock and the number of shares to be issued under the Equity Distribution Agreement.  As our stock price declines, we will be required to issue a greater number of shares under the Equity Distribution Agreement.  However, NASDAQ regulations preclude us from issuing more than 19.99% of our currently outstanding shares in this transaction.  Thus, we cannot sell more than 2,278,726 shares to Cornell Capital Partners under the Equity Distribution Agreement.  We have registered the maximum number of shares we may issue under the Equity Distribution Agreement (2,278,726) plus the 100,000 shares we issued as fees, given the 19.99% limitation.

The following table illustrates the maximum net proceeds (after the 5% retainage payable to Cornell Capital Partners) we could raise from this date forward under the Equity Distribution Agreement based on a range of purchase prices.  If the price of our stock decreases, we may be unable to access the full $4,000,000 (less 5% retainage).

Lowest Volume Weighted Average Price	$2.50	$1.53	$1.40
Purchase Price	$2.38	$1.45	$1.33
No. of Shares	673,684	1,100,791	1,149,197
Net Cash to Spherix	1,520,000	1,520,000	$1,452,010

All fees and expenses under the Equity Distribution Agreement will be borne by us.  In connection with the Equity Distribution Agreement, on July 22, 2005, Cornell Capital Partners received 95,000 shares of our common stock as a one-time commitment fee.  In addition, we issued 5,000 shares of common stock to Newbridge as compensation for its services as a placement agent in connection with the Equity Distribution Agreement.  We paid Cornell Capital Partners a due diligence fee of $5,000.  We also paid Yorkville, the investment manager for Cornell Capital Partners, a structuring fee of $15,000 and have agreed to pay Yorkville an additional structuring fee of $500 on each sale of our common stock under the Equity Distribution Agreement.  The structuring fees are to offset administrative costs in each stock purchase transaction.

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be affected by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the NASDAQ Global Market or on any other market in which the price of our shares of common stock are quoted or (ii) in private transactions. Any of such transactions may be affected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

We have engaged Newbridge as our placement agent.  Newbridge has acted as placement agent for many other standby equity distribution agreements put in place by Cornell Capital Partners.  We do not believe that these prior engagements adversely affected the services provided by Newbridge.

Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Distribution Agreement.

In the event Cornell Capital Partners holds 9.9% of our then-outstanding common stock, we will be unable to obtain a cash advance under the Equity Distribution Agreement.  A possibility exists that Cornell Capital Partners may own 9.9% of our outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Distribution Agreement.  In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act.

We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Distribution Agreement.

The selling stockholders and any other person participating in a distribution of the securities covered by this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other such person.  Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for certain periods prior to the commencement of or during such distribution.  All of the above may affect the marketability of the securities and the availability of any person or entity to engage in market-making activities with respect to the securities.

Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them.

As stated in Part II of the Registration Statement of which this prospectus is a part, we must file a post-effective amendment to the Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of common stock, $.005 par value, and 2,000,000 shares of preferred stock, $.01 par value. As of the close of business on  January 4, 2007, there were 13,812,204 shares of common stock outstanding and no shares of preferred stock outstanding.

The following is a summary of the material terms of our capital stock.  You should refer to our certificate of incorporation, bylaws and the agreements described below for more detailed information.

The holders of common stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefore. In the event of the dissolution of Spherix, the holders of common stock are entitled to share ratably in the assets legally available for distribution to its shareholders after the payment of the liquidation preference of any outstanding preferred stock. The holders of the common stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments. The common stock currently outstanding is, and the common stock issued in this offering will be, validly issued, fully paid and nonassessable.

Except as otherwise provided in our charter or required by law, the holders of shares of common stock are entitled to one vote per share on all matters to be voted on by shareholders and do not have the right of cumulative voting in connection with elections for directors, which means the holders of more than half the outstanding shares of common stock can elect all of the directors.

We are also authorized to issue 2,000,000 shares of preferred stock. Our Board of Directors is authorized to issue the preferred stock in one or more series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations, or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting each series and the designation of such series. The Board of Directors could, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting rights of the holders of the common stock.  In connection with our adoption of the stockholder rights plan described below, our

Board of Directors designated 500,000 shares of our preferred stock as Series A Junior Participating Preferred Stock.

One of the effects of the preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of Spherix by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the management.

In 2001, we adopted a stockholder rights plan in which rights to purchase shares of Series A Junior Participating Preferred Stock (“Series A Preferred Stock”) were distributed as a dividend at the rate of one right for each share of common stock held as of the close of business on March 1, 2001.  The rights are designed to guard against partial tender offers and other abusive and coercive tactics that might be used in an attempt to gain control of Spherix or to deprive our stockholders of their interest in the long-term value of Spherix.  These rights seek to achieve these goals by forcing a potential acquirer to negotiate with our board of directors (or go to court to try to force the Board of Directors to redeem the rights), because only the Board of Directors can redeem the rights and allow the potential acquirer to acquire our shares without suffering very significant dilution.  However, these rights also could deter or prevent transactions that stockholders deem to be in their interests, and could reduce the price that investors or an acquirer might be willing to pay in the future for shares of our common stock.

Each right entitles the registered holder to purchase one one-hundredth of a share (a “Unit”) of our Series A Preferred Stock at a price of $16.00 per Unit, subject to adjustment.  Each Unit of Series A Preferred Stock will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock.  In the event of liquidation, the holders of the Units of Series A Preferred Stock will be entitled to an aggregate payment of 100 times the payment made per share of common stock.  Each Unit of Series A Preferred Stock will have 100 votes, voting together with the common stock.  Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Unit of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of common stock.  These rights are protected by customary anti-dilution provisions.

The rights will be exercisable only if a person or group acquires ten percent (10%) or more of our common stock (subject to certain exceptions stated in the plan) or announces a tender offer the consummation of which would result in ownership by a person or group of ten percent (10%) or more of our common stock.  Our board of directors may redeem the rights at a price of $.001 per right.  The rights will expire at the close of business on December 31, 2010, unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by Spherix.

Section 203 of the Delaware General Corporation Law, which is applicable to us as a  Delaware corporation, prohibits various business combinations between a Delaware corporation and an “interested stockholder,” that is, anyone who beneficially owns, alone or with other related parties, at least fifteen percent (15%) of the outstanding voting shares of a Delaware corporation.  Business combinations subject to Section 203 include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of ten percent (10%) of the consolidated assets of the corporation, and some transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.  Section 203 prohibits this type of business combination for three (3) years after a person becomes an interested stockholder, unless:

•                  the business combination is approved by the corporation’s board of directors prior to the date the person becomes an interested stockholder;

•                  the interested stockholder acquired at least eighty-five percent (85%) of the voting stock of the corporation, other than stock held by directors who are also officers or by specified employee stock plans, in the transaction in which it becomes an interested stockholder;  or

•                  the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

EXPERTS

Grant Thornton LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005, which are incorporated by reference in this prospectus and elsewhere in the registration statement.  Our financial statements are incorporated herein by reference in reliance in Grant Thornton’s reports, given on their authority as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, in connection with the common stock to be sold in this offering.  This prospectus is part of the registration statement and does not contain all the information included in the registration statement.  For further information about us and the common stock to be sold in this offering, please refer to the registration statement.  When a reference is made in this prospectus to any contract, agreement or other document, the reference may not be complete and you should refer to the copy of that contract, agreement or other document filed as an exhibit to the registration statement or to one of our previous SEC filings.

We also file annual, quarterly and special reports, proxy statements, and other information with the SEC.  You may read and copy the registration statement on any other document we file with the SEC at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois.  You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

INCORPORATION BY RERERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with it.  This means that we can disclose important information to you by referring you to another document that we filed separately with the SEC.  The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus.  You should read the information incorporated by reference because it is an important part of this prospectus.

We incorporate by reference the following documents that we previously filed with the SEC pursuant to the Securities Exchange Act of 1934:

1.                                       Our annual report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 31, 2006;

2.             Our definitive proxy statement filed with the SEC on April 28, 2006;

3.             Our current report on Form 8-K filed with the SEC on May 12, 2006;

4.             Our quarterly report on Form 10-Q filed with the SEC on May 15, 2006;

5.             Our current report on Form 8-K filed with the SEC on August 14, 2006;

6.             Our quarterly report on Form 10-Q filed with the SEC on August 14, 2006;

7.             Our current report on Form 8-K/A filed with the SEC on September 14, 2006;

8.             Our current report on Form 8-K filed with the SEC on October 30, 2006;

9.             Our quarterly report on Form 10-Q filed with the SEC on November 14, 2006;

10.           Our current report on Form 8-K filed with the SEC on November 22, 2006.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all reports or documents that have been incorporated by reference in this prospectus, at no cost.  These will be provided upon written or oral request.  You may obtain a copy of the documents by submitting a written request to our Corporate Secretary at 12051 Indian Creek Court, Beltsville, Maryland  20705, or by calling us at (301) 419-3900.  These documents may be accessed through our web site located at http://www.spherix.com.

INFORMATION WITH RESPECT TO US

The information required to be disclosed in this prospectus pertaining to us, including a description of our business, properties, legal proceedings, market price and related stockholders matters, financial statements, selected financial data, supplementary financial data, management’s discussion and analysis of financial condition and results of operations, quantitative and qualitative disclosures about market risk, information about our directors and executive officers (including executive compensation), security ownership of certain beneficial owners and management, and certain relationships and related transcripts, is incorporated by reference from the documents listed in “Incorporation by Reference.”  The only material changes to this information are set forth in “Recent Developments” included at the end of the “Prospectus Summary.”

LEGAL MATTERS

Baxter, Baker, Sidle, Conn & Jones, P.A. of Baltimore, Maryland, our counsel in connection with the offering, has issued an opinion about the validity of the securities being offered.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an estimate, subject to future contingencies, of the expenses to be incurred by us in connection with the issuance and distribution of the securities being registered.  None of the following expenses will be borne by the selling stockholders.

Registration Fee	$567
Legal Fees and Expenses	$25,000
Accounting Fees and Expenses	$10,000
Miscellaneous	$14,433
Total	$50,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.  If the action or suit is by or in the name of the corporation, the corporation may indemnify such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.  Our bylaws provide for indemnification of officers and directors to the fullest extent permitted by Delaware law.

As permitted by Section 102 of the Delaware General Corporation Law, the Company has adopted provisions in its certificate of incorporation that limit or eliminate the personal liability of its directors for a breach of their fiduciary duty of care as a director.  The duty of care generally requires that, when acting on behalf of the Company, directors exercise an informed business judgment based on all material information reasonably available to them.  Consequently, a director will not be personally liable to the Company or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•                  any breach of the director’s duty of loyalty to the Company or its stockholders;

•                  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•                  any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

On July 22, 2005, we entered into a Standby Equity Distribution Agreement (“SEDA”) with Cornell Capital Partners, L.P. (“Cornell”).  Under the SEDA, we can require Cornell to purchase up to $4,000,000 of our common stock over a two (2) year period following the effective date, October 12, 2005, of the registration covering the shares of our common stock to be sold to Cornell.  The SEDA establishes what is sometimes termed an “equity line of credit” or an “equity draw-down facility.”  The $4,000,000 facility may be drawn down upon by us in installments, the maximum amount of each of which is limited to $350,000.  We have sold a total of 1,129,529 shares to Cornell under the SEDA.  In addition, we issued 95,000 shares of our common stock to Cornell as a one time commitment fee and 5,000 shares of our common stock to our placement agent in the SEDA.  All of these shares were issued in transactions exempt from registration pursuant to Section 4(2) of the Securities Act.

On February 18, 2004, warrants for 500,000 shares of Common Stock were exercised at $6.91 per share, compared to the then current market price of $6.76 per share, by an institutional investor, and the expiration date of the remaining 585,973 warrants was extended until February 25, 2008, at an exercise price of $7.00 per share of common stock.  The remaining warrants were assigned and transferred to another institutional investor in 2004.  On March 9, 2006, in exchange for our agreement to reduce the exercise price to $2.04 per share, the investor agreed to exercise the warrants for the full 585,973 shares for total proceeds of approximately $1.2 million.  The warrants and shares of Common Stock were issued in transactions exempt from registration pursuant to Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS

        The following Exhibits are filed as part of this Registration Statement:

EXHIBIT	DESCRIPTION
3	Certificate of Incorporation and Bylaws of the Company (incorporated by reference to the Company’s Annual Proxy Statement for meeting held on May 14, 1992, as filed with the Commission)
3.1	Articles of Amendment of the Company (incorporated by reference to the Company’s Proxy Statement for its May 1996, May 2000 and May 2001 annual meetings, as filed with the Commission)
5.1	Opinion of Baxter, Baker, Sidle, Conn & Jones, P.A. (incorporated by reference to Form S-2/A filed on October 4, 2005)
10.1	Summary of Annual Compensation of Members of the Board of Directors of Spherix Incorporated (incorporated by reference to Form 8-K filed September 14, 2006)
10.2	Restated Consulting Agreement dated as of March 23, 2004, by and between Gilbert V. Levin and the Company (incorporated by reference to Form 10-K filed March 30, 2004)

10.3	Restated Consulting Agreement dated as of November 29, 2005, by and between M. Karen Levin and the Company (incorporated by reference to Form 8-K filed December 1, 2005)
10.4	Amended and Restated Employment Agreement dated as of March 23, 2004, by and between Gilbert V. Levin and the Company (incorporated by reference March 30, 2004)
10.5	Stock Purchase Warrant dated as of February 24, 2000 (incorporated by reference to Form 8-K filed March 3, 2000)
10.6	Agreement and License between the Company and MD Foods Ingredients Amba (incorporated by reference to Form 8-K filed October 22, 1996 and Form 10-KSB filed March 31, 1997)
10.7

Securities Purchase Agreement dated as of February 24, 2000, by and between the Company and RGC International Investors, LDC, c/o Rose Glen Capital Management, L.P. (incorporated by reference from Form 8-K filed March 3, 2000)

10.8	1997 Stock Option Plan (incorporated by reference from the Company’s Proxy Statements for its May 1998 and May 2001 annual meetings, as filed with the Commission)
10.9	Rights Agreement dated as of February 16, 2001, between Spherix Incorporated and American Stock Transfer and Trust Company (incorporated by reference from Form 8-K filed in March 2001)
10.10

Amendment to the September 27, 1996 Agreement and License between the Company and Arla Foods Ingredients amba (formerly MD Foods Ingredients amba (incorporated by reference to Form 8-K filed November 17, 2003)).

10.11	G. V. Levin Exit Agreement Resolution approved by the Board of Directors on March 23, 2004 (incorporated by reference to Form 10-K filed March 30, 2004).
10.12	Standby Equity Distribution Agreement dated July 22, 2005 (incorporated by reference to the Company’s Form 8-K filed July 25, 2005)
10.13	Registration Rights Agreement dated July 22, 2005 (incorporated by reference to the Company’s Form 8-K filed July 25, 2005)
10.14	Placement Agent Agreement dated July 22, 2005 (incorporated by reference to the Company’s Form 8-K filed July 25, 2005)
10.15	Escrow Agreement dated September 22, 2005 (incorporated by reference to the Company’s Form 8-K filed September 23, 2005)
10.16	Letter agreement dated September 22, 2005 between Cornell Capital Partners and Spherix (incorporated by reference to Form S-2/A filed September 22, 2005).
10.17	Exit Agreement dated November 29, 2005, by and between M. Karen Levin and the Company (incorporated by reference to Form 8-K filed December 1, 2005)
10.18	Settlement Agreement between the Company and The United States of America (incorporated by reference to Form 8-K filed October 30, 2006)
10.19	Settlement Agreement between the Company and ReserveAmerica Holdings, Inc. (incorporated by reference to Form 8-K filed October 30, 2006)
23.1	Consent of Baxter, Baker, Sidle, Conn & Jones, P.A. (filed as part of Exhibit 5.1)
23.2	Consent of Independent Public Accounting Firm

ITEM 17. UNDERTAKINGS

A.                                   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivative from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the Registration Statement;  and

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beltsville, State of Maryland, on January 5, 2007.

SPHERIX INCORPORATED

By:	/s/ Richard C. Levin
Richard C. Levin President, Chief Executive Officer and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-2 has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE
/s/ Richard C. Levin	President, Chief Executive Officer,	January 5, 2007
Richard C. Levin	Chief Financial Officer and Director

/s/ Douglas T. Brown	Director	January 5, 2007
Douglas T. Brown

/s/ A. Paul Cox, Jr.	Director	January 5, 2007
A. Paul Cox, Jr.

/s/ George C. Creel	Director	January 5, 2007
George C. Creel

/s/ Gilbert V. Levin	Director	January 5, 2007
Gilbert V. Levin

/s/ M. Karen Levin	Director	January 5, 2007
M. Karen Levin

/s/ Robert A. Lodder , Jr.	Director	January 5, 2007
Robert A. Lodder, Jr.

/s/ Robert J. Vander Zanden	Director	January 5, 2007
Robert J. Vander Zanden

/s/ Robert Clayton	Director of Finance and	January 5, 2007
Robert Clayton	Principal Accounting Officer

SPHERIX INCORPORATED

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION
3	Certificate of Incorporation and Bylaws of the Company (incorporated by reference to the Company’s Annual Proxy Statement for meeting held on May 14, 1992, as filed with the Commission)
3.1	Articles of Amendment of the Company (incorporated by reference to the Company’s Proxy Statement for its May 1996, May 2000 and May 2001 annual meetings, as filed with the Commission)
5.1	Opinion of Baxter, Baker, Sidle, Conn & Jones, P.A. (incorporated by reference to Form S-2 filed on October 4, 2005)
10.1	Summary of Annual Compensation of Members of the Board of Directors of Spherix Incorporated (incorporated by reference to Form 8-K filed September 14, 2006)
10.2	Restated Consulting Agreement dated as of March 23, 2004, by and between Gilbert V. Levin and the Company (incorporated by reference to Form 10-K filed March 30, 2004)
10.3	Restated Consulting Agreement dated as of November 29, 2005, by and between M. Karen Levin and the Company (incorporated by reference to Form 8-K filed December 1, 2005)
10.4	Amended and Restated Employment Agreement dated as of March 23, 2004, by and between Gilbert V. Levin and the Company (incorporated by reference March 30, 2004)
10.5	Stock Purchase Warrant dated as of February 24, 2000 (incorporated by reference to Form 8-K filed March 3, 2000)
10.6	Agreement and License between the Company and MD Foods Ingredients Amba (incorporated by reference to Form 8-K filed October 22, 1996 and Form 10-KSB filed March 31, 1997)
10.7

Securities Purchase Agreement dated as of February 24, 2000, by and between the Company and RGC International Investors, LDC, c/o Rose Glen Capital Management, L.P. (incorporated by reference from Form 8-K filed March 3, 2000)

10.8	1997 Stock Option Plan (incorporated by reference from the Company’s Proxy Statements for its May 1998 and May 2001 annual meetings, as filed with the Commission)
10.9	Rights Agreement dated as of February 16, 2001, between Spherix Incorporated and American Stock Transfer and Trust Company (incorporated by reference from Form 8-K filed in March 2001)
10.10

Amendment to the September 27, 1996 Agreement and License between the Company and Arla Foods Ingredients amba (formerly MD Foods Ingredients amba (incorporated by reference to Form 8-K filed November 17, 2003)).

10.11	G. V. Levin Exit Agreement Resolution approved by the Board of Directors on March 23, 2004 (incorporated by reference to Form 10-K filed March 30, 2004).
10.12	Standby Equity Distribution Agreement dated July 22, 2005 (incorporated by reference to the Company’s Form 8-K filed July 25, 2005)
10.13	Registration Rights Agreement dated July 22, 2005 (incorporated by reference to the Company’s Form 8-K filed July 25, 2005)
10.14	Placement Agent Agreement dated July 22, 2005 (incorporated by reference to the Company’s Form 8-K filed July 25, 2005)
10.15	Escrow Agreement dated September 22, 2005 (incorporated by reference to the Company’s Form 8-K filed September 23, 2005)
10.16	Letter agreement dated September 22, 2005 between Cornell Capital Partners and Spherix (incorporated by reference to Form S-2/A filed September 22, 2005).
10.17	Exit Agreement dated November 29, 2005, by and between M. Karen Levin and the Company (incorporated by reference to Form 8-K filed December 1, 2005)
10.18	Settlement Agreement between the Company and The United States of America (incorporated by reference to Form 8-K filed October 30, 2006)
10.19	Settlement Agreement between the Company and ReserveAmerica Holdings, Inc. (incorporated by reference to Form 8-K filed October 30, 2006)
23.1	Consent of Baxter, Baker, Sidle, Conn & Jones, P.A. (filed as part of Exhibit 5.1)
23.2	Consent of Independent Public Accounting Firm